Exhibit 8.1
Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Taxas 77010-3095
www.fulbright.com

telephone: (713) 651-5151	facsimile: (713)651-5246
May 16, 2006
Helix Energy Solutions Group, Inc.
400 N. Sam Houston Pkwy. E., Suite 400
Houston, Texas 77060
Ladies and Gentlemen:
We have acted as United States federal tax counsel to Helix Energy Solutions Group, Inc., a Minnesota corporation (“Parent”), in connection with (i) the proposed merger (the “Merger”) of Remington Oil and Gas Corporation, a Delaware corporation (the “Company”), with and into Cal Dive Merger – Delaware Inc., a Delaware corporation (“Sub”), pursuant to the Agreement and Plan of Merger, dated as of January 22, 2006, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 24, 2006 (the “Merger Agreement”), entered into by and among Parent, Sub (Sub being wholly owned by Parent), and the Company, and (ii) the registration of 13,539,138 common shares of Parent, each in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) which forms a part of the registration statement on Form S-4 of Parent to which this opinion is filed as an exhibit (the “Registration Statement”).
It is our opinion that the discussion set forth in the Registration Statement under the heading “Material United States Federal Income Tax Consequences” is an accurate summary of the material United States federal income tax consequences of the Merger, based upon current laws and subject to the assumptions and limitations set forth therein.
No opinion is expressed as to any matter not specifically addressed above, including the tax consequences of the Merger under state, local or non-United States laws and the reasonableness of the assumptions relied upon by us in rendering the opinion set forth herein.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Material United States Federal Income Tax Consequences” in the Proxy Statement/Prospectus; however in giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ FULBRIGHT & JAWORSKI L.L.P.

FULBRIGHT & JAWORSKI L.L.P.